Five Oaks Investment Corp. Reports Third Quarter 2013 Financial Results

Continued capital reallocation towards credit during another volatile quarter

NEW YORK, Nov. 6, 2013 /PRNewswire/ -- Five Oaks Investment Corp. (NYSE: OAKS) ("Five Oaks" or "the Company") today announced its financial results for the quarter ended September 30, 2013.

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Highlights

  Further reduced overall RMBS portfolio from $590.3 million as of June 30, 2013 to $417.6 million as of September 30, 2013, on a GAAP basis.
  Continued both the reduction of our Agency RMBS portfolio and the increase in our allocation to Non-Agency RMBS.
  Reduced GAAP leverage from 5.9 times at end of second quarter to 4.1 times at end of third quarter.
  Sold $348.6 million of securities, substantially all Agency RMBS, resulting in realized capital losses of $16.7 million.
  Reported a net loss of $2.31 per common share.
  Reported Book Value of $12.38 per share on a basic and diluted basis at September 30, 2013.
  Declared a monthly dividend of $0.125 per share for October, November and December 2013.
  Continued to advance  our residential mortgage whole loan strategy through Five Oaks Acquisition Corp.

Third Quarter Observations from our CEO

"Five Oaks took advantage of the market volatility that started in the second quarter of this year and continued through the early part of the third quarter to further its planned transition towards 'credit'. The ongoing reduction in our leverage, from 5.9X at the end of the second quarter to 4.1X at the end of third quarter, was achieved primarily by trading out of 30-year Agency RMBS and reallocating capital toward discounted Non-Agency RMBS credit. By increasing our Non-Agency credit, at non-levered loss-adjusted yields of 8.0-9.5% on the new purchases, from $78 million to over $120mm (on a non-GAAP basis including the Non-Agency RMBS underlying Linked Transactions), the majority of Five Oaks' equity is now held against credit. Besides the unlevered yields, we believe these credit assets are particularly attractive due to their positive correlation to higher rates, thereby limiting the need for hedging.

In the remaining Agency portfolio, we moved a portion of our book into 10/1 hybrid securities at wider spreads and discounted dollar prices, as these securities lost market sponsorship. With estimated spreads, net of funding and hedging, around 170 bps, we were also attracted to 10/1's in the third quarter due to their lower extension risk, discounted prices, and more straightforward hedging and price roll characteristics.

The 10-year peaked at 3% ahead of the September FOMC meeting, before dropping to end the quarter at 2.61%, and mortgage market volatility began to subside as investors became more comfortable with the Fed eventually tapering. In the third quarter our book value declined from $12.93 to $12.38 per share as a result of our pro-active portfolio reallocation away from 30-year Agencies towards credit and Agency hybrids. With the majority of our capital now allocated to credit, and almost 40% of our Agency book in hybrid ARMs, we believe Five Oaks' asset portfolio, income capacity and interest rate risk are well positioned heading into the end of 2013. Since quarter-end through the end of October, Non-Agency RMBS prices have rallied by around 5% sector-wide.

We have previously talked about the next phase of our transition towards credit, both in the prime jumbo and multi-family sectors, and we remain focused on these new opportunities. We continue to position Five Oaks to participate in what we see as the growing "recapitalization" phase of the RMBS cycle where multiple new players are needed to fund a large and growing capital need in the private residential mortgage and multi-family RMBS sectors of the market.

In the new issue securitized Prime Jumbo market, we anticipate further reductions in the GSE footprint in 2014 as loan limits are lowered, guarantee fees increase and rising real estate values continue to drive demand. We anticipate aggregating and securitizing loans, after detailed credit review, and then retaining the subordinate tranches and IOs, together with MSRs where available, on these transactions. We also see a secular opportunity for Five Oaks to participate in the subordinate tranches of multifamily securitizations. We believe that fundamentals for multifamily properties will remain positive over the next decade as home ownership continues to decline and demographics support the rental sector. In particular we believe the Freddie Mac K series to be a well-designed and conservative lending platform that incorporates long-term private capital "partners" in each of its transactions. Having previously been approved to do so, we recently participated in the bidding process for a subordinated B piece off a new Freddie Mac K Series transaction, although ours was not the winning bid in this auction.

Both these sectors offer what we see as attractive yields, limited rate sensitivity and fundamentally compelling credit quality, potentially offering us additional opportunities that are consistent with the transformation of our existing portfolio towards high yielding credit in the Non-Agency RMBS sector.

Third Quarter 2013 Operating Results

For the third quarter ended September 30, 2013, the Company reported a net loss attributable to common stockholders of $17.0 million, or $2.31 per basic and diluted share. Having completed our IPO and concurrent private placement at the end of March 2013, the comparability of our third quarter 2013 results with the third quarter of 2012 is materially affected. Besides net interest income of $3.5 million for the third quarter, the main driver of the result was net other income (loss) of $(19.1) million, comprising net losses on securities sales of $(17.1) million, unrealized net losses on interest rate hedges of $(10.3) million and unrealized net losses and net interest income on Linked Transactions of $(0.2) million, only partially offset by realized gains on interest rate hedges of $8.4 million. Our total expenses for the third quarter were $1.5 million, comparable to the second quarter and consistent with the increase in our stockholders' equity following the common stock offerings at the end of March.

Stockholders' Equity and Book Value Per Share

As of September 30, 2013, our stockholders' equity was $91.5 million, and our book value per common share was $12.38 on a basic and fully diluted basis. This represents a 4.3% decline from $95.5 million and $12.93, respectively, as of June 30, 2013, primarily due to realized losses on Agency RMBS portfolio sales, and unrealized losses on interest rate derivatives.

Investment Portfolio

Following the closing of our IPO and our concurrent private placement on March 27, 2013, we concentrated the initial investment of the net proceeds of these offerings in Agency RMBS, due to the size and liquidity of this market together with the relatively attractive investment conditions prevailing at the end of the first quarter. During the second quarter, and consistent with our strategy, we selectively increased our allocation to Non-Agency RMBS as attractive opportunities presented themselves, and accordingly began to sell certain of our Agency RMBS positions. We accelerated the reduction of our Agency RMBS portfolio as fixed income and mortgage market volatility increased, particularly after June 19, 2013, and in the third quarter we continued with this strategy of shifting our portfolio allocations from Agency RMBS to Non-Agency RMBS. As of September 30, 2013, on a GAAP basis we had reduced our overall investments in RMBS to $417.6 million, compared to $590.3 million as of June 30, 2013. Within this total, we had reduced our Agency RMBS from $557.6 million to $359.9 million, and increased our Non-Agency RMBS from $32.7 million to $57.7 million, respectively, from quarter-end to quarter-end. As of September 30, 2013, we owned $483.4 million of RMBS on a non-GAAP basis (including Non-Agency RMBS underlying Linked Transactions), of which $359.9 million was in Agency RMBS and $123.5 million was in Non-Agency RMBS. Of the $123.5 million, $65.8 million was in Non-Agency RMBS underlying Linked Transactions. The following table summarizes certain characteristics of our investment portfolio as of September 30, 2013: (1) as reported in accordance with GAAP, which excludes the Non-Agency RMBS underlying our Linked Transactions; (2) to show separately the Non-Agency RMBS underlying our Linked Transactions; and (3) on a non-GAAP combined basis (which reflects the inclusion of the Non-Agency RMBS underlying our Linked Transactions combined with our GAAP-reported RMBS):

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Designated Credit Reserve	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon(1)	Average Yield(2)
Agency RMBS
15 year fixed-rate	$3,107	$78	$-	$3,185	$(57)	$3,128	2.50%	1.99%
30 year fixed-rate	213,835	12,777	-	226,612	(9,020)	217,592	3.50%	2.68%
Hybrid ARMS	140,169	(1,615)	-	138,554	576	139,130	2.56%	2.95%
Total Agency RMBS	357,111	11,240	-	368,351	(8,501)	359,850	3.12%	2.78%
Non-Agency RMBS Excluding Linked Transactions	93,842	(21,167)	(15,967)	56,708	995	57,703	0.41%	7.86%
Total/Weighted Average (GAAP)	$450,953	$(9,927)	$(15,967)	$425,059	$(7,506)	$417,553	2.56%	3.45%
Non-Agency RMBS Underlying Linked Transactions	106,675	(26,010)	(16,904)	63,761	2,043	65,804	0.46%	9.36%
Combined/Weighted Average (non-GAAP)	$557,628	$(35,937)	$(32,871)	$488,820	$(5,463)	$483,357	2.16%	4.23%

(1)Weighted average coupon is presented net of servicing and other fees.

(2)Average yield incorporates future prepayment assumptions.

Portfolio Financing and Hedging

At September 30, 2013, the Company financed its investment portfolio with borrowings under master repurchase agreements of $377.0 million, on a GAAP basis, and $419.6 million on a non-GAAP basis (including the repurchase agreement financing associated with the Non-Agency RMBS underlying Linked Transactions). Our weighted average borrowing cost was 0.56%, on a GAAP basis, and 0.71% on a non-GAAP basis as of September 30, 2013. As of September 30, 2013, we borrowed 4.1 times our stockholders' equity on a GAAP basis, and 4.6 times on a non-GAAP basis representing, as expected, a meaningful reduction from 5.9 times and 6.2 times, respectively, as of June 30, 2013.

The Company is also a party to approximately $338 million notional amount of pay-fixed receive-LIBOR swaps that have variable maturities of up to ten years, certain of which have forward start dates. The Company is also party to one interest rate swaption. The following table summarizes our hedging activity as of September 30, 2013:

Current Maturity Date for Interest Rate Swaps	Notional Amount	Fair Value	Fixed Rate Pay		Receive Rate		Maturity Years
3 years or less	35,000,000	(149,933)	0.66%		0.22%		2.4
Greater than 5 years and less than 7 years	151,000,000	(1,914,141)	1.66%		0.25%		4.9
Greater than 7 years and less than 10 years*	95,000,000	(1,599,897)	2.85*	%	0.00*	%	7.9
Greater than 10 years*	57,000,000	(966,271)	3.29*	%	0.00*	%	10.9
Total	338,000,000	(4,630,242)	1.47*	%	0.25*	%	6.5

*Forward-starting swaps. Fixed rate pay and floating rate receive rates are excluded from the calculation of totals.

	Option			Underlying Swap
Current Option Expiration Date for Interest Rate Swaptions	Cost	Fair Value	Weighted Average Years to Expiration	Notional Amount	Pay Rate	Weighted Average Term (Years)
2 years or less	504,000	1,541,494	1.5	25,000,000.00	3.00%	10.0

"We continued our strategic portfolio transition towards Non-Agency credit, further reducing leverage, and were able to pick up securities at attractive unlevered yields in the very high single digits," said Paul Chong, Chief Investment Officer of Five Oaks Investment Corp. "Since quarter end, as yields have compressed, prices have rallied meaningfully, but we still see attractive investment opportunities in this sector since we believe credit continues to improve."

Dividends

The Company declared a dividend of $0.125 per share of common stock for the months of October, November and December 2013. Based on the closing price of $11.37 as at September, 2013, this equates to an annualized dividend yield of 13.19%.

Five Oaks Investment Corp.

Five Oaks Investment Corp. is a real estate investment trust ("REIT") focused on investing in, financing and managing a portfolio of residential mortgage-backed securities ("RMBS"), residential mortgage loans and other mortgage related investments.

As a "hybrid" REIT, Five Oaks Investment Corp. invests in both Agency and Non-Agency RMBS and related investments. The Company's objective is to deliver attractive risk-adjusted returns to its investors, primarily through dividends and secondarily through capital appreciation, via an investment approach centered on taking advantage of relative value opportunities available across the whole residential mortgage market.

Five Oaks Investment Corp. is externally managed and advised by Oak Circle Capital Partners LLC.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. securities laws that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of the Company's business, financial condition, liquidity, results of operations, plans and objectives. You can identify forward-looking statements by use of words such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions or other comparable terms, or by discussions of strategy, plans or intentions. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company's control. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the Securities and Exchange Commission, which are available on the Securities and Exchange Commission's website at www.sec.gov

All subsequent written and oral forward-looking statements that the Company makes, or that are attributable to the Company, are expressly qualified in their entirety by this cautionary notice. Any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

For financial statement reporting purposes, GAAP requires us to account for certain of our Non-Agency RMBS and the associated repurchase agreement financing as Linked Transactions. However, in managing and evaluating the composition and performance of our RMBS portfolio, we do not view the purchase of our Non-Agency RMBS and the associated repurchase agreement financing as transactions that are linked. We therefore have also presented certain information that includes the Non-Agency RMBS underlying our Linked Transactions. This information constitutes non-GAAP financial measures within the meaning of Regulation G, as promulgated by the SEC. We believe that this non-GAAP information enhances the ability of investors to analyze our RMBS portfolio and the performance of our Non-Agency RMBS in the same way that we assess our RMBS portfolio and such assets. While we believe the non-GAAP information included in this press release provides supplemental information to assist investors in analyzing that portion of our portfolio composed of Non-Agency RMBS, these measures are not in accordance with GAAP, and they should not be considered a substitute for, or superior to, our financial information calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/ or the Company website www.fiveoaksinvestment.com or by directing requests to: Five Oaks Investment Corp., 540 Madison Avenue, 19th Floor, New York, NY 10022, Attention: Investor Relations.

FIVE OAKS INVESTMENT CORP. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Available-for-sale securities, at fair value (includes pledged securities of $417,552,903 and $66,337,080 for September 30, 2013 and December 31, 2012, respectively)
	$417,552,903	$81,027,998
Linked transactions, net, at fair value	23,205,354	8,612,753
Cash and cash equivalents	16,344,488	3,608,759
Restricted cash	13,691,658	1,933,390
Deferred offering costs	-	1,664,796
Accrued interest receivable	1,009,688	189,364
Paydown receivable	238,679	-
Derivative assets, at fair value	1,541,494	12,062
Other assets	143,978	-

Total assets	$473,728,242	$97,049,122

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Repurchase agreements	$377,044,000	$63,423,000
Derivative liabilities, at fair value	4,509,929	283,754
Accrued interest payable	108,167	65,820
Dividends payable	-	220,833
Fees and expenses payable to Manager	337,721	32,721
Other accounts payable and accrued expenses	240,306	754,274

Total liabilities	382,240,123	64,780,402

STOCKHOLDERS' EQUITY:
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 7,389,250 and 1,656,250 shares issued and outstanding, at September 30, 2013 and December 31, 2012, respectively
	73,563	265,000
Additional paid-in capital	110,092,760	25,912,089
Accumulated other comprehensive income (loss)	(7,505,535)	2,433,997
Cumulative distributions to stockholders	(8,475,901)	(1,161,672)
Accumulated earnings (deficit)	(2,696,768)	4,819,306

Total stockholders' equity	91,488,119	32,268,720

Total liabilities and stockholders' equity	$473,728,242	$97,049,122

FIVE OAKS INVESTMENT CORP. AND SUBSIDIARY
Condensed Consolidated Statements of Operations

				Period from
				May 16, 2012
	Three	Three	Nine	(commencement of
	Months Ended	Months Ended	Months Ended	operations) to
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Interest income	$4,341,602	$730,101	$14,934,355	$888,321
Interest expense	(793,142)	(126,051)	(4,121,579)	(217,307)

Net interest income	3,548,460	604,050	10,812,776	671,014

Other income:
Realized loss on sale of investments, net	(17,080,871)	(20,935)	(31,358,766)	(21,362)
Unrealized gain (loss) and net interest income from Linked Transactions	(154,913)	3,553,147	111,905	3,730,610
Realized gain (loss) on derivative contracts, net	8,401,396	(16,000)	19,466,902	(21,333)
Unrealized loss on derivative contracts, net	(10,274,003)	(64,849)	(3,174,076)	(298,959)

Total other income (loss)	(19,108,391)	3,451,363	(14,954,035)	3,388,956

Expenses:
Management fee	413,164	98,164	941,166	146,718
General and administrative expenses	229,324	36,167	529,436	44,417
Operating expenses reimbursable to Manager	634,001	258,350	1,542,099	407,998
Other operating expenses	103,919	6,571	202,921	18,936
Compensation expense	74,229	-	159,193	-

Total expenses	1,454,637	399,252	3,374,815	618,069

Net income (loss)	(17,014,568)	3,656,161	(7,516,074)	3,441,901

Dividends to preferred stockholders	-	-	(2,326)	-

Net income (loss) attributable to common stockholders	$(17,014,568)	$3,656,161	$(7,518,400)	$3,441,901

Earnings per share:
Net income (loss) attributable to common stockholders (basic and diluted)	$(17,014,568)	$3,656,161	$(7,518,400)	$3,441,901
Weighted average number of shares of common stock outstanding	7,360,350	1,656,250	5,695,881	1,656,250
Basic and diluted income (loss) per share	$(2.31)	$2.21	$(1.32)	$2.08
Dividends declared per share of common stock	$0.48	$-	$1.28	$-

CONTACT: David Oston, Chief Financial Officer, Five Oaks Investment Corp., (212) 257 5073